Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-213089) and the Registration Statements on Form S‑8 (No. 333-205334 and 333-211887) of SeaSpine Holdings Corporation of our report dated March 3, 2017 relating to the financial statements and the financial statement schedule, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
San Diego, California
March 3, 2017